Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Enhabit, Inc. of our report dated March 6, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Enhabit, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
June 26, 2025